Exhibit 99
FOR IMMEDIATE RELEASE
September 24, 2025

Cintas Corporation Announces
Fiscal 2026 First Quarter Results

CINCINNATI, September 24, 2025 -- Cintas Corporation (Nasdaq: CTAS) today reported results for its fiscal 2026 first quarter ended August 31, 2025. Revenue for the first quarter of fiscal 2026 was $2.72 billion compared to $2.50 billion in last year’s first quarter, an increase of 8.7%. Revenue growth in the quarter was positively impacted by 0.9% due to acquisitions. The organic revenue growth rate for the first quarter of fiscal 2026, which adjusts for the impacts of acquisitions and foreign currency exchange rate fluctuations, was 7.8%.

Gross margin for the first quarter of fiscal 2026 was $1.37 billion compared to $1.25 billion in last year’s first quarter, an increase of 9.1%. Gross margin as a percentage of revenue was 50.3% for the first quarter of fiscal 2026 compared to 50.1% in last year's first quarter, an increase of 20 basis points.

Operating income for the first quarter of fiscal 2026 increased 10.1% to $617.9 million compared to $561.0 million in last year's first quarter. Operating income as a percentage of revenue was 22.7% in the first quarter of fiscal 2026 compared to 22.4% in last year's first quarter.

Net income was $491.1 million for the first quarter of fiscal 2026 compared to $452.0 million in last year's first quarter, an increase of 8.7%. The first quarter of fiscal 2026 effective tax rate was 17.6% compared to 15.8% in last year's first quarter. The tax rates in both quarters were impacted by certain discrete items, primarily the tax accounting impact for stock-based compensation. First quarter of fiscal 2026 diluted earnings per share (EPS) was $1.20 compared to $1.10 in last year's first quarter, an increase of 9.1%.

During the first quarter of fiscal 2026 and through September 23, 2025, Cintas purchased shares of Cintas common stock under our share buyback programs, for a total purchase price of $347.4 million. On September 15, 2025, Cintas paid an aggregate quarterly dividend of $182.3 million to shareholders, an increase of 15.4% from the amount paid last September.

Todd M. Schneider, Cintas' President and Chief Executive Officer, stated, “In the first quarter, we achieved strong revenue growth, along with healthy margin expansion, reflecting our disciplined execution, ongoing investment in technology and talent, and the unwavering commitment of our employee-partners. Our results reflect the strength of our value proposition and demonstrate the value we deliver to customers across all segments.

"By staying focused on operational excellence and investing in our people and platforms, we continue to position Cintas for sustainable growth and long-term value creation. Our ability to generate robust cash flow has enabled us to pursue balanced capital allocation - investing in our future while returning capital to shareholders."

Mr. Schneider concluded, "As we look ahead to the rest of fiscal 2026, we are increasing our full fiscal year financial guidance. We are raising our annual revenue expectations from a range of $11.00 billion to $11.15 billion to a range of $11.06 billion to $11.18 billion and raising our diluted EPS guidance from a range of $4.71 to $4.85 to a range of $4.74 to $4.86. Our distinctive culture and commitment to service and customers provide a strong foundation for continued success."

Please note the following regarding the total revenue guidance:
•Both fiscal year 2026 and fiscal year 2025 have the same number of workdays for the year and by quarter.
•Guidance assumes no future acquisitions.
•Guidance assumes a constant foreign currency exchange rate.

Please note the following regarding diluted EPS guidance:
•Fiscal year 2026 interest, net is expected to be approximately $97.0 million compared to $95.0 million in fiscal year 2025, primarily as a result of refinancing senior notes at a higher interest rate, partially offset by lower variable rate interest. Expected interest, net may change as a result of future share buybacks or acquisition activity.
•Fiscal year 2026 effective tax rate is expected to be 20.0%, which is the same as fiscal year 2025.
•Our diluted EPS guidance includes no future share buybacks or significant economic disruptions or downturn.

Cintas
Cintas Corporation helps more than one million businesses of all types and sizes get Ready™ to open their doors with confidence every day by providing products and services that help keep their customers’ facilities and employees clean, safe and looking their best. With offerings including uniforms, mats, mops, towels, restroom supplies, workplace water services, first aid and safety products, eye-wash stations, safety training, fire extinguishers, sprinkler systems and alarm service, Cintas helps customers get Ready for the Workday®. Headquartered in Cincinnati, Cintas is a publicly held Fortune 500 company traded over the Nasdaq Global Select Market under the symbol CTAS and is a component of both the Standard & Poor’s 500 Index and Nasdaq-100 Index.

Cintas will host a live webcast to review the fiscal 2026 first quarter results today at 10:00 a.m., Eastern Time. The webcast will be available to the public on Cintas' website at www.Cintas.com. A replay of the webcast will be available approximately two hours after the completion of the live call and will remain available for two weeks.

CAUTION CONCERNING FORWARD-LOOKING STATEMENTS
This Press Release contains forward-looking statements, including statements regarding our future business plans and expectations, and including the company's fiscal 2026 full-year guidance. The Private Securities Litigation Reform Act of 1995 provides a safe harbor from civil litigation for forward-looking statements. Forward-looking statements may be identified by words such as “estimates,” “anticipates,” “predicts,” “projects,” “plans,” “expects,” “intends,” “target,” “forecast,” “believes,” “seeks,” “could,” “should,” “may” and “will” or the negative versions thereof and similar words, terms and expressions and by the context in which they are used. Such statements are based upon current expectations of Cintas and speak only as of the date made. You should not place undue reliance on any forward-looking statement. We cannot guarantee that any forward-looking statement will be realized. These statements are subject to various risks, uncertainties, potentially inaccurate assumptions and other factors that could cause actual results to differ from those set forth in or implied by this Press Release. Factors that might cause such a difference include, but are not limited to, the possibility of greater than anticipated operating costs including energy and fuel costs; lower sales volumes; loss of customers due to outsourcing trends; the performance and costs of integration of acquisitions; supply chain constraints and macroeconomic conditions, including inflationary pressures and higher interest rates; changes in global trade policies, tariffs, and other measures that could restrict international trade; fluctuations in costs of materials and labor, including increased medical costs; costs and possible effects of union organizing activities; failure to comply with government regulations concerning employment discrimination, employee pay and benefits and employee health and safety; the effect on operations of exchange rate fluctuations, and other political, economic and regulatory risks; uncertainties regarding any existing or newly-discovered expenses and liabilities related to environmental compliance and remediation; our ability to meet our aspirations relating to sustainability opportunities, improvements and efficiencies; the cost, results and ongoing assessment of internal controls over financial reporting; the effect of new accounting pronouncements; risks associated with cybersecurity threats, including disruptions caused by the inaccessibility of computer systems data and cybersecurity risk management; the initiation or outcome of litigation, investigations or other proceedings; higher assumed sourcing or distribution costs of products; the disruption of operations from catastrophic or extraordinary events including global health pandemics; the amount and timing of repurchases of our common stock, if any; changes in global tax and labor laws; and the reactions of competitors in terms of price and service. Cintas undertakes no obligation to publicly release any revisions to any forward-looking statements or to otherwise update any forward-looking statements whether as a result of new information or to reflect events, circumstances or any other unanticipated developments arising after the date on which such statements are made, except otherwise as required by law. A further list and description of risks, uncertainties and other matters can be found in our Annual Report on Form 10-K for the year ended May 31, 2025 and in our reports on Forms 10-Q and 8-K. The risks and uncertainties described herein are not the only ones we may face. Additional risks and uncertainties presently not known to us, or that we currently believe to be immaterial, may also harm our business.

For additional information, contact:
Scott A. Garula, Executive Vice President & Chief Financial Officer - 513-972-3867
Jared S. Mattingley, Vice President, Treasurer & Investor Relations - 513-972-4195

Cintas Corporation
Consolidated Condensed Statements of Income
(Unaudited)
(In thousands except per share data)

	Three Months Ended
	August 31, 2025	August 31, 2024	% Change
Revenue:
Uniform rental and facility services	$2,091,066	$1,933,839	8.1%
Other	627,056	567,748	10.4%
Total revenue	2,718,122	2,501,587	8.7%

Costs and expenses:
Cost of uniform rental and facility services	1,052,553	981,163	7.3%
Cost of other	299,008	268,293	11.4%
Selling and administrative expenses	748,702	691,100	8.3%

Operating income	617,859	561,031	10.1%

Interest income	(2,209)	(1,250)	76.7%
Interest expense	24,161	25,619	(5.7)%

Income before income taxes	595,907	536,662	11.0%
Income taxes	104,767	84,629	23.8%
Net income	$491,140	$452,033	8.7%

Basic earnings per share	$1.21	$1.12	8.0%

Diluted earnings per share	$1.20	$1.10	9.1%

Basic weighted average common shares outstanding	403,292	403,382
Diluted weighted average common shares outstanding	409,294	410,496

CINTAS CORPORATION SUPPLEMENTAL DATA

Gross Margin and Net Income Margin Results

	Three Months Ended
	August 31, 2025	August 31, 2024

Uniform rental and facility services gross margin	49.7%	49.3%
Other gross margin	52.3%	52.7%
Total gross margin	50.3%	50.1%
Net income margin	18.1%	18.1%

Reconciliation of Non-GAAP Financial Measures

The press release contains non-GAAP financial measures within the meaning of the rules promulgated by the U.S. Securities and Exchange Commission. To supplement its consolidated condensed financial statements presented in accordance with U.S. generally accepted accounting principles (GAAP), the Company provides this additional non-GAAP financial measure of free cash flow. The Company believes that this non-GAAP financial measure is appropriate to enhance understanding of its past performance as well as prospects for future performance. A reconciliation of the difference between this non-GAAP financial measure with the most directly comparable financial measure calculated in accordance with GAAP is shown in the table below.

Computation of Free Cash Flow

	Three Months Ended
(In thousands)	August 31, 2025	August 31, 2024

Net cash provided by operations	$414,481	$460,357
Capital expenditures	(101,957)	(92,921)
Free cash flow	$312,524	$367,436

Management uses free cash flow to assess the financial performance of the Company. Management believes that free cash flow is useful to investors because it relates the operating cash flow of the Company to the capital that is spent to continue, improve and grow business operations.

SUPPLEMENTAL SEGMENT DATA

(In thousands)	Uniform Rental and Facility Services	First Aid and Safety Services	All Other	Total
For the three months ended August 31, 2025
Revenue	$2,091,066	$334,657	$292,399	$2,718,122
Cost of sales	1,052,553	144,489	154,519	1,351,561
Gross margin	1,038,513	190,168	137,880	1,366,561
Selling and administrative expenses	538,576	109,841	100,285	748,702
Operating income	$499,937	$80,327	$37,595	$617,859

For the three months ended August 31, 2024
Revenue	$1,933,839	$292,567	$275,181	$2,501,587
Cost of sales	981,163	123,764	144,529	1,249,456
Gross margin	952,676	168,803	130,652	1,252,131
Selling and administrative expenses	506,238	97,515	87,347	691,100
Operating income	$446,438	$71,288	$43,305	$561,031

Cintas Corporation
Consolidated Condensed Balance Sheets
(In thousands)

	August 31, 2025	May 31, 2025
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$138,143	$263,973
Accounts receivable, net	1,421,047	1,417,381
Inventories, net	449,739	447,408
Uniforms and other rental items in service	1,172,321	1,137,361
Prepaid expenses and other current assets	194,676	170,046
Total current assets	3,375,926	3,436,169

Property and equipment, net	1,677,021	1,652,474

Investments	369,503	339,518
Goodwill	3,410,729	3,400,227
Service contracts, net	298,025	309,828
Operating lease right-of-use assets, net	244,067	224,383
Other assets, net	462,419	462,642
	$9,837,690	$9,825,241

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$462,315	$485,109
Accrued compensation and related liabilities	135,185	229,538
Accrued liabilities	779,672	875,077
Income taxes, current	78,956	4,034
Operating lease liabilities, current	51,691	50,744
Total current liabilities	1,507,819	1,644,502

Long-term liabilities:
Debt due after one year	2,425,757	2,424,999
Deferred income taxes	484,443	471,740
Operating lease liabilities	197,818	178,738
Accrued liabilities	466,153	420,781
Total long-term liabilities	3,574,171	3,496,258

Shareholders’ equity:
Preferred stock, no par value: 100 shares authorized, none outstanding	—	—
Common stock, no par value, and paid-in capital: 1,700,000 shares authorized FY 2026: 778,465 issued and 402,950 outstanding FY 2025: 776,936 issued and 402,948 outstanding	2,694,077	2,593,479
Retained earnings	12,107,250	11,798,451
Treasury stock: FY 2026: 375,515 shares FY 2025: 373,988 shares	(10,125,516)	(9,791,838)
Accumulated other comprehensive income	79,889	84,389
Total shareholders’ equity	4,755,700	4,684,481
	$9,837,690	$9,825,241

Cintas Corporation
Consolidated Condensed Statements of Cash Flows
(Unaudited)
(In thousands)

	Three Months Ended
	August 31, 2025	August 31, 2024
Cash flows from operating activities:
Net income	$491,140	$452,033

Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	77,589	73,838
Amortization of intangible assets and capitalized contract costs	48,348	46,554
Stock-based compensation	30,348	33,367
Deferred income taxes	13,496	1,887
Change in current assets and liabilities, net of acquisitions of businesses:
Accounts receivable, net	(3,635)	(49,129)
Inventories, net	(2,398)	11,318
Uniforms and other rental items in service	(34,760)	(20,144)
Prepaid expenses and other current assets and capitalized contract costs	(62,382)	(80,282)
Accounts payable	(22,501)	56,698
Accrued compensation and related liabilities	(94,275)	(86,965)
Accrued liabilities and other	(101,114)	(44,268)
Income taxes, current	74,625	65,450
Net cash provided by operating activities	414,481	460,357

Cash flows from investing activities:
Capital expenditures	(101,957)	(92,921)
Purchases of investments	(6,538)	(7,124)
Acquisitions of businesses, net of cash acquired	(7,602)	(9,436)
Other, net	(130)	1
Net cash used in investing activities	(116,227)	(109,480)

Cash flows from financing activities:
Issuance of commercial paper, net	—	166,000
Proceeds from exercise of stock-based compensation awards	2,669	231
Dividends paid	(157,766)	(138,237)
Repurchase of common stock	(266,097)	(614,802)
Other, net	(2,807)	(4,461)
Net cash used in financing activities	(424,001)	(591,269)

Effect of exchange rate changes on cash and cash equivalents	(83)	(250)

Net decrease in cash and cash equivalents	(125,830)	(240,642)
Cash and cash equivalents at beginning of period	263,973	342,015
Cash and cash equivalents at end of period	$138,143	$101,373